Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SOCKET COMMUNICATIONS, INC.

(Incorporated May 3, 1995)

Socket Communications, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") hereby certifies as follows:

1. That the Corporation was originally incorporated as Socket Communications, Inc. on May 3, 1995 pursuant to the General Corporation Law.

2. That Article I of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

"The name of the corporation is Socket Mobile, Inc. (the "Corporation")"

3. The foregoing amendment of Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the General Corporation Law.

4. The foregoing amendment of Certificate of Incorporation has been duly approved by holders of the requisite number of shares of the Corporation in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by David W. Dunlap, its Secretary and Chief Financial Officer, this 23rd day of April, 2008.

SOCKET COMMUNICATIONS, INC.

By: /s/	David W. Dunlap
David W. Dunlap Secretary and Chief Financial Officer